Exhibit 10.1

EXECUTIVE LEASE AGREEMENT

THIS EXECUTIVE LEASE AGREEMENT (this “Agreement”) is executed as of July 26, 2012, by and among Channel Intelligence, Inc., a Delaware corporation (“CI”), CIML, LLC, a Delaware limited liability company (“CIML”), Internet Capital Group Operations, Inc., a Delaware corporation (“ICG Operations”), ICG Group, Inc., a Delaware corporation (“ICG Group” and, together with ICG Operations, “ICG”), and Douglas Alexander, an individual (“Executive”).

WITNESSETH

WHEREAS, Executive is an employee of ICG Operations, a wholly owned subsidiary of ICG Group;

WHEREAS, ICG Group indirectly holds a majority interest in CI;

WHEREAS, on May 1, 2012, at ICG’s direction, Executive assumed the role of CI’s Chief Executive Officer;

WHEREAS, Executive agreed to act as CI’s Chief Executive Officer and has agreed to continue in such role (such ongoing service as Chief Executive Officer, the “Services”), with the expectation that the Services will continue until March 31, 2014;

WHEREAS, the parties desire to clarify certain issues related to Executive’s employment by ICG and the Services;

WHEREAS, ICG desires that CI reimburse ICG Operations in respect of the Services, and CI desires to make such payments, in each case, as set forth herein;

WHEREAS, CI is a wholly owned subsidiary of CIML; and

WHEREAS, CIML desires to grant a profits interest to Executive to incent him to increase the value of CI for the benefit of CIML.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows.

SECTION 1 – Lease of Executive

1.1     ICG shall lease Executive to CI to perform the Services in consideration of the payments set forth in Section 2, not including the payments set forth in Section 2.4; provided, however, that Executive shall remain an employee of ICG Operations. In his role as Chief Executive Officer of CI, Executive shall perform the Services at CI’s principal offices or at such other locations as are necessary for the operation of CI’s business. It is expected that Executive will devote approximately 80% of his business time to performing the Services.

1.2     Executive agrees that his provision of the Services in accordance with this Agreement does not violate any provision of the Employment Agreement dated as of April 18, 2007 by and between ICG Group and Executive, as amended (the “Employment Agreement”), and does not constitute a good reason termination of Executive’s employment, including, without limitation, “Good Reason Before a Change of Control” or for “Good Reason After a Change of Control,” as such terms are defined in the Employment Agreement. Executive agrees that his cessation of the Services at any time (a) will not be deemed to be a termination of Executive’s employment with ICG or a termination for good reason, including, without limitation, “Good Reason Before a Change of Control” or “Good Reason After a Change of Control” and (b) will not trigger any severance obligations on the part of ICG, ICG Operations or CI. For the avoidance of doubt, Executive shall not be entitled to participate in any of CI’s or CIML’s employee benefits plans.

SECTION 2 – Consideration

2.1     Executive’s base salary shall be paid in accordance with the terms of the Employment Agreement. In consideration of ICG leasing the Executive to CI, CI shall pay to ICG Operations an amount equal to $25,000 for each month of Services performed by Executive from May 1, 2012 through the term of this Agreement. The parties agree that (a) on April 30, 2013, CI shall pay ICG Operations for all Services performed by Executive prior to April 30, 2013 and (b) on April 30, 2014, CI shall pay ICG Operations for all Services performed by Executive prior to April 30, 2014.

2.2     Each of the parties acknowledges and agrees that (a) Executive’s target annual bonus under the Employment Agreement is an amount equal to 150% of his base salary at ICG Operations (the “Target Bonus”), (b) the extent to which Executive’s Target Bonus for 2012 (the “Initial Bonus”) is actually achieved (i.e., paid out) shall be determined (i) 50% by reference to performance goals and targets related to ICG Group and (ii) 50% by reference to performance goals and targets related to CI, with all such performance goals and targets and the determination related to achievement of such goals and targets approved by the Compensation Committee of the Board of Directors of ICG Group (the “ICG Compensation Committee”) acting in consultation with the Compensation Committee of the Board of Directors of CI (the “CI Compensation Committee”), and (c) the extent to which Executive’s Target Bonus for 2013 (the “Subsequent Bonus”) is actually achieved (i.e., paid out) shall be determined (A) 25% by reference to performance goals and targets related to ICG Group and (B) 75% by reference to performance goals and targets related to CI , with (x) all such performance goals and targets related to ICG Group and the determination related to achievement of such goals and targets approved by the ICG Compensation Committee and (y) all such performance goals and targets related to CI and the determination related to achievement of such goals and targets approved by the ICG Compensation Committee acting in consultation with the CI Compensation Committee. In the event that Executive ceases performing services for CI under this Agreement during either of the applicable bonus periods, the above-prescribed performance goals and targets may be adjusted by the ICG Compensation Committee in its sole discretion. CI shall provide the ICG Compensation Committee with access to its books and records for purposes of making such determinations.

2.3     In consideration of ICG leasing the Executive to CI, CI shall compensate ICG Operations as follows: (a) with respect to the Initial Bonus, on April 30, 2013, CI shall pay ICG Operations $150,000 or such lesser amount as equals the Initial Bonus awarded to Executive in respect of CI’s performance, and (b) with respect to the Subsequent Bonus, on April 30, 2014, CI shall pay ICG Operations $300,000 or such lesser amount as equals the Subsequent Bonus. Payment by CI to ICG Operations in respect of Executive’s bonus shall be prorated in the event that Executive performs Services under this Agreement for a partial year. In the event that the leasing of Executive to CI continues after March 31, 2014, the parties shall amend this Agreement to set forth the consideration to be paid to ICG Operations in consideration of ICG leasing the Executive to CI.

2.4     CIML shall grant a profits interest in CIML to Executive for the provision of Services to or for the benefit of CIML that, subject to a three-year, service-based vesting schedule (as set forth in the following sentence), will, at the time of the grant, entitle him to approximately 2.6% of distributions from CIML to the extent such distributions exceed $85,140,000 million (the “Threshold”), in a manner consistent with tax-free treatment to Executive upon issuance in accordance with Rev. Proc. 93-27 and Rev. Proc. 2001-43 (such profits interest, the “Profits Interest”). One-third of the Profits Interest shall vest on March 1, 2013, with the remainder of the Profits Interest vesting in equal quarterly installments through March 1, 2015, so long as the Service Requirement (as defined below) continues to be met by Executive. For purposes of this Section 2.4, the Service Requirement shall continue to be met by Executive (a) during the period beginning on the grant date and ending on March 31, 2014, so long as Executive continues to provide the Services pursuant to this Agreement, and (b) during the period beginning on April 1, 2014 and ending on March 1, 2015, so long as Executive (i) provided the Services through March 31, 2014 pursuant to this Agreement and (ii) continues to provide the Services pursuant to this Agreement and/or serve on the Board of Directors of CI. The Profits Interest shall fully vest upon a sale of CIML, CI or MyList Corporation. Executive acknowledges that the Threshold shall be increased to the extent CIML raises additional capital and that Executive may be diluted to the extent CIML issues additional securities. In the event of any conflict between the provisions of this Section 2.4 and those of the CIML Second Amended and Restated Limited Liability Company Agreement, dated as of the date hereof (as such may be amended from time to time , the “LLC Agreement”), the provisions of the LLC Agreement shall supersede and prevail.

SECTION 3 – Term

3.1     This Agreement shall terminate on the date Executive ceases to provide the Services under this Agreement. A committee (the “CI Evaluation Committee”) comprised of a representative of Aweida Venture Partners, RLLLP, who shall initially be Jesse Aweida, and a representative of ICG, who shall initially be Walter W. Buckley, III, shall periodically evaluate Executive’s performance as it relates to the services provided to CI pursuant to this Agreement. In the event that both members of the CI Evaluation Committee determine that Executive’s provision of the Services is no longer desirable and notifies CI and Executive in writing of such determination, this Agreement shall automatically terminate and Executive shall cease to provide the Services. Sections 1.2, 2.1, 2.2, 2.3, 2.4, 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.7 shall survive any termination of this Agreement, including, without limitation, pursuant to the foregoing sentence.

SECTION 4 – Miscellaneous Provisions

4.1     Relationships. The relationship among ICG, ICG Operations and CI under this Agreement shall be solely that ICG and ICG Operations are independent contractors for CI, and nothing in this Agreement shall be deemed to create any relationship of agency, employment, partnership, or joint venture among the parties. The Executive shall for all purposes be deemed to be an employee of ICG.

4.2     Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict-of-laws provisions.

4.3     Complete Agreement; Amendment and Assignment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, or terminated except upon written amendment duly executed by the parties hereto. In the event of any conflict between this Agreement and the Employment Agreement, the terms of this Agreement shall govern. The rights or obligations of any party under this Agreement shall not be assigned by any party without the prior written consent of the other parties.

4.4     Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement shall be resolved by arbitration in Philadelphia, Pennsylvania.

4.5     Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

4.6     Notices. Any notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to CI or CIML:

Channel Intelligence, Inc.

1180 Celebration Blvd., Suite 101

Celebration, FL 34747

Attention: Michael Evanoff

If to ICG or ICG Operations:

Internet Capital Group Operations, Inc.

690 Lee Road, Suite 310

Wayne, PA 19087

Attn: General Counsel

If to Executive:

Douglas Alexander

700 Hazelhurst Avenue

Merion, PA 19066

The above addresses may be changed at any time by giving ten days’ prior written notice as above provided.

4.7     No Third-Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

CHANNEL INTELLIGENCE, INC.		ICG GROUP, INC.

By:	/s/ Rob Wight	By:	/s/ Walter W. Buckley, III
Name: Rob Wight		Name: Walter W. Buckley, III
Title: Founder and Chief Software Architect		Title: Chief Executive Officer

INTERNET CAPITAL GROUP OPERATIONS, INC.

By:	/s/ Walter W. Buckley, III	/s/ Douglas Alexander
Name: Walter W. Buckley, III		Douglas Alexander
Title: Chief Executive Officer

CIML, LLC

By:	/s/ Rob Wight
Name: Rob Wight
Title: President and CEO